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               SECURITIES AND EXCHANGE COMMISSION



                     Washington, D.C. 20549
            ________________________________________



                            FORM 8-K



                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) March 24, 1995


                    THE MONTANA POWER COMPANY
     (Exact name of registrant as specified in its charter)


           Montana               1-4566           81-0170530
(State or other jurisdiction   (Commission    (IRS Employer
     of incorporation)         File Number)   Identification No.)


             40 East Broadway, Butte, Montana 59701
       (Address of principal executive offices) (zip code)

Registrant's telephone number, including area code (406) 723-5421

Item 5.  Other Events
     The dispute between Western Energy Company (Western), a subsidiary of The Montana Power Company (Company), and Puget Sound Power & Light Company (Puget) regarding the coal supply agreement for Colstrip Units 1 and 2 between Puget and the Company's Utility Division, as co-owners of the units, and Western, as coal supplier has been resolved through arbitration. See Annual Report on Form 10-K for 1994, Note 2, Consolidated Financial Statements.
     On March 24, 1995, the Company received the arbitration decision. Excluding production taxes and royalties, the contract price was reduced approximately $1.20 per ton. As a result, the Company's consolidated pre-tax income will decrease approximately $6.5 million on coal sold to Puget since July 1991. The Company doesn't expect a significant cash flow impact to result from the arbitration decision, because Puget paid amounts less than invoiced amounts for coal delivered after April 1992. Western will refund approximately $9.5 million, plus interest, on coal sold to the Company's Utility Division since July 1991. This refund will not affect consolidated income. On an annual basis, the redetermined contract price is estimated to result in a pre-tax reduction of consolidated income of approximately $3.5 million per year.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     THE MONTANA POWER COMPANY
                                            (Registrant)

                                 By /s/ J. P. Pederson
                                    J. P. Pederson
                                    Vice President and Chief
                                      Financial Officer

Dated:  March 28, 1995